ANALYST CONTACT                                              MEDIA CONTACT
Marc Evanger                                                 MWW/Savitt
Sr. Vice President, Chief Financial Officer                  Kerry Sturgill
(425) 462-2177                                               (206) 689-8505
===============================================================================

            QFC REPORTS RECORD FOURTH QUARTER & YEAR END RESULTS

Bellevue, Washington - February 4, 1998 - Quality Food Centers, Inc. (QFC) (NYSE:XQ) announced today that the company's record growth continued in the fourth quarter of 1997. The company reported record sales, operating income, net earnings and earnings per share for the 16 and 52 weeks ended December 27, 1997.

QFC's fourth quarter sales were $652.8 million, a 152.9% increase over the prior year. Same store sales increased approximately 1% in the fourth quarter versus a year ago, in spite of approximately 0.5% food price deflation. Sales for the year were $1.9 billion, a 133.2% increase over 1996, with same-store sales increasing 2.0%.

"Our total sales increase reflects the acquisition of Hughes Markets in Southern California in March 1997 and strong increases in the Pacific Northwest. In addition to strong same store sales, QFC sales in the Pacific Northwest reflected the addition of two Food Giant stores acquired in the fourth quarter of 1996, 25 Keith Uddenberg, Inc. (KUI) stores acquired in February 1997, the acquisition of a store in Port Hadlock in June 1997, the opening of the new Harvard Market store in April 1997, and 20 store remodels completed in 1997," said Marc Evanger, Senior Vice President and CFO.

Net earnings for the quarter were $13.7 million, a 58.6% increase over the fourth quarter last year. Net earnings for the year were $40.0 million, a 57.4% increase versus the same period of 1996. Earnings per share (EPS) in the fourth quarter were 62 cents, compared to 57 cents in the same period of 1996, reflecting approximately seven million additional shares outstanding in 1997 due to QFC's secondary stock offering in March 1997 and $1 million in one-time expenses associated with the merger with Fred Meyer, Inc. announced on
November 7, 1997.   EPS for the 52 weeks ended December 27, 1997, were $1.95,
an increase of 14.0% over 1996 EPS of $1.71.  Excluding the


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


merger expenses, 1997 EPS would have been 64 cents and $1.98 for the fourth quarter and 52 weeks, respectively.

Operating income increased 96.2% to $31.8 million for the 16 weeks ending December 27, 1997, and increased 88.9% to $92.6 million for the year compared to the same period in 1996. Earnings before interest, taxes, depreciation, amortization and LIFO (EBITDA) were $47.1 million, up 108.5% for the quarter versus the prior year. As a percentage of sales, EBITDA was 7.2% for the fourth quarter of 1997 compared to 8.7% for the same period in 1996. The reduction in EBITDA margin was expected with the addition in 1997 of lower margin KUI and Hughes stores. EBITDA for the year was $136.3 million, an increase of 97.1% over 1996.

"These results reflect continued progress toward integrating our acquisitions. We are seeing margin growth in the acquired stores and are beginning to see the benefits of our larger scale," Evanger noted. "Our strong results reflect the outstanding efforts of 11,000 people in the Pacific Northwest and Southern California, continually improving merchandising and customer service to ever-higher standards."

The Fred Meyer merger is expected to close by mid-March 1998. At that point, QFC will become a wholly owned subsidiary of Fred Meyer, Inc. and will continue to be operated by QFC's current management team. Dan Kourkoumelis, President and CEO, commented, "We look forward to creating a quality partnership that rewards our customers, employees and shareholders through two distinct and complementary formats."

Kourkoumelis continued, "The merger will support our plans to continue our growth in the Pacific Northwest. We expect to open six to nine new stores and remodel 10 -15 stores over the next year. Our expansion of QFC into the southern and western areas of the Puget Sound region continues with new and remodeled stores in major markets such as Olympia, and on the Olympic peninsula. Expansion into the greater Portland, Oregon area also is continuing as planned. We have two stores under construction in West Portland that will open in April 1998," added Kourkoumelis.

QFC is the second-largest supermarket chain in the Puget Sound region of Washington state, with 89 stores and more than 6,000 employees. QFC also owns and operates Hughes Family Markets, a 56-store supermarket chain serving Southern California, with more than 5,000 employees based in Irwindale, California. QFC has become a leading regional operator of premium supermarkets by providing customers with a high value shopping experience through superior quality, service and convenience at a fair price.

QFC's press releases are available at no charge by calling PR Newswire at 1-800-758-5804, ext. 134257, or visiting PR Newswire's web site at http://www.prnewswire.com.

QUALITY FOOD CENTERS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                   16 WEEKS ENDED
                                               ======================================================
                                                 DEC 27,       % OF   DEC 28,       % OF        %
                                                  1997        SALES    1996         SALES     CHANGE
                                               ------------------------------------------------------
 Sales                                         $652,854      100.0%  $258,115      100.0%     152.9%

 Cost of sales and related
    occupancy expenses                          490,619       75.1%   193,398       74.9%     153.7%

 Marketing, general and
    administrative expenses                     130,392       20.0%    48,487       18.8%     168.9%
                                               ------------------------------------------------------
 Operating Income                                31,843        4.9%    16,230        6.3%      96.2%

 Interest Income                                    990        0.1%       166        0.1%     496.4%
 Interest Expense                               (10,395)      -1.6%    (2,989)      -1.2%     247.8%
                                               ------------------------------------------------------
 Earnings before income taxes                    22,438        3.4%    13,407        5.2%      67.4%

 Income taxes                                     8,760        1.3%     4,784        1.9%      83.1%
                                               ------------------------------------------------------
 Net earnings                                   $13,678        2.1%    $8,623        3.3%      58.6%
                                               ======================================================
 EBITDA                                         $47,092        7.2%   $22,584        8.7%     108.5%
                                               ======================================================
 Earnings per share                               $0.62                 $0.57                   8.8%
                                               ========              ========                ========
 Weighted average shares                         22,169                15,140                  46.4%
                                               ========              ========                ========

 Consolidated Balance Sheet Information:

    Total Cash and Cash Equivalents:            $44,702               $14,571
    Total Assets                                984,570               304,017
    Long-term Debt, including current
         portion                                364,293               145,000
    Capitalized Lease Obligations                31,098
    Shareholders' Equity                        351,785                76,798



                                                                 52 WEEKS ENDED
                                            =========================================================
                                               DEC 27,        % OF    DEC 28,       % OF        %
                                                1997         SALES     1996        SALES      CHANGE
                                            ---------------------------------------------------------
 Sales                                       $1,878,115      100.0%  $805,281      100.0%     133.2%

 Cost of sales and related
    occupancy expenses                        1,417,081      75.5%    603,947       75.0%     134.6%

 Marketing, general and
    administrative expenses                     368,457      19.6%    152,337       18.9%     141.9%
                                            ---------------------------------------------------------
 Operating Income                                92,577       4.9%     48,997        6.1%      88.9%

 Interest Income                                  2,591       0.1%        467        0.1%     454.8%
 Interest Expense                               (29,181)     -1.5%     (9,890)      -1.3%     195.1%
                                            ---------------------------------------------------------
 Earnings before income taxes                    65,987       3.5%     39,574        4.9%      66.7%

 Income taxes                                    25,980       1.4%     14,156        1.7%      83.5%
                                            ---------------------------------------------------------
 Net earnings                                   $40,007       2.1%    $25,418        3.2%      57.4%
                                            =========================================================
 EBITDA                                        $136,287       7.3%    $69,150        8.6%      97.1%
                                            =========================================================
 Earnings per share                               $1.95                 $1.71                  14.0%
                                            ===========              ========               =========
 Weighted average shares                         20,517                14,888                  37.8%
                                            ===========              ========               =========